Exhibit 10.9

Infinity Property and Casualty Corporation

Deferred Compensation Plan

(Amended and Restated Effective January 1, 2005)

1.	Establishment and Purpose

Infinity Property and Casualty Corporation (“Infinity” or the “Company”) adopted the Infinity Property and Casualty Corporation Deferred Compensation Plan effective February 19, 2003 to enable eligible Employees of the Company and its subsidiaries to defer payment of a portion of their compensation. The Plan is hereby amended and restated effective January 1, 2005 to adopt changes required for compliance with Internal Revenue Code Section 409A. The provisions of this restated Plan shall apply to any Participant who completes one hour of service after the effective date of this restatement.

2.	Plan Objectives

The purpose of this Plan is to assist eligible Employees to:

(a)	Accumulate income for retirement; and

(b)	Provide opportunity for financial growth.

3.	Definitions

When used in this Plan, the following words and phrases shall have the following meanings:

(a)	“Account” means the record maintained for each Participant to which all deferrals, earnings, and distributions are credited and debited for each Plan Year.

(b)	“Administrator” means the Company’s highest ranking human resources officer or such other person or persons appointed by the Board of Directors of the Company who will be responsible for those functions assigned to the Administrator under the terms of the Plan.

(c)	“Base Salary” means base pay, excluding any bonuses and other extraordinary payments.

(d)	“Bonus” means any direct lump sum payment earned for services rendered in addition to the Participant’s Base Salary. Payments made from a Long Term Incentive Compensation (LTIC) plan are not included.

(e)	“Company” means Infinity Property and Casualty Corporation and (unless the context indicates otherwise) its subsidiaries and affiliates.

(f)	“Compensation” means Base Salary and Bonus.

(g)	“Employee” means an employee of the Company.

(h)	“Participant” means an officer or other key Employee who participates in the Plan for a designated Plan Year.

(i)	“Plan” means this Infinity Property and Casualty Corporation Deferred Compensation Plan.

(j)	“Plan Year” means the calendar year, January 1 through December 31. The initial Plan Year commenced on February 19, 2003.

(k)	“Separation from Service” means a separation from service as defined in Internal Revenue Code Section 409A(a)(2)(A)(i) and the regulations thereunder and shall be deemed to include a separation from service for any reason, including but not limited to, termination of employment, death, disability, and retirement.

4.	Eligibility

Certain key Employees of the Company and its subsidiaries will be eligible to become Participants in the Plan either through annual invitation by the Administrator or through an employment agreement approved by the Chief Executive Officer.

5.	Participation

A key Employee designated as eligible pursuant to the terms of Section 4(a) will participate in the Plan by delivering to the Administrator, by the December 1st (or by such later date designated by the Administrator, which shall not be later than December 31st), prior to the beginning of each Plan Year a properly completed enrollment form that conforms to the terms and conditions of the Plan. As described in Section 7 below, special election provisions apply to “performance-based Compensation.” Once a key Employee becomes a Participant, participation shall continue until such date as the Participant’s benefits under the Plan are fully distributed in accordance with the Plan terms.

6.	Deferred Compensation Account

(a)	A deferred compensation Account will be established for each Participant. A Participant’s Account shall include all amounts in such Participant’s deferred compensation account under the American Financial Group, Inc.’s Deferred Compensation Plan (the “AFG Plan”) that were transferred to this Plan.

(b)	All Compensation deferred by the Participant, all earnings determined under Section 9 and all distributions from the Account to the Participant or the Participant’s beneficiaries or estate shall be reflected in the Account.

(c)	All Accounts shall be maintained by the Administrator.

7.	Deferral Sources

(a)	Prior to the beginning of each Plan Year during the enrollment period described in 5 above, a Participant must elect to defer a stated percentage of his or her Compensation for services rendered in the next Plan Year. Effective January 1, 2006, with regard to “performance-based Compensation” as defined in the immediately following paragraph, a Participant may execute a supplemental bonus reduction agreement on a form prescribed by the Plan Administrator to elect to reduce his or her performance-based Compensation for the Plan Year. Such supplemental bonus reduction agreement must be executed on or before the date that is six months before the end of the performance period, and the Participant must have performed services continually from the later of (i) the beginning of the performance period, or (ii) the date the performance criteria are established through the date an election is made in accordance with this paragraph.

“Performance-based Compensation” is Compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria (i.e., established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established) relating to a performance period of at least 12 consecutive months. Performance-based Compensation will not include any amount or portion of any amount that will be paid either (i) regardless of performance, or (ii) based upon a level of performance that is substantially certain to be met at the time the criteria are established. The determination of “performance-based Compensation” shall be made in accordance with Code Section 409A and the regulations thereunder.

(b)	Any Base Salary deferral must be at least 5% and no more than 80% of Base Salary. Any Bonus deferral (including deferral of performance-based Compensation as described in the preceding paragraph (a)) must be at least 10% and no more than 80% of each Bonus. No deferral election shall reduce a Participant’s paid compensation below the amount necessary to satisfy applicable employment taxes (e.g., FICA/Medicare) on amounts deferred, benefit plan withholding requirements or income tax withholding for compensation that cannot be deferred.

(c)	Compensation deferred under this Plan shall be credited to the Participant’s Account on the date such amounts would have otherwise been paid.

(d)	The deferral sources and amounts elected for a given Plan Year are irrevocable.

8.	Election of Distribution Date

At the time a Participant makes his or her initial election to defer Compensation, the Participant must also elect the date of distribution of benefits (as provided in Section 10 below). Benefits will be paid at the later of the Participant’s

Separation from Service or the year selected by the Participant, as more fully described in Section 12 below. The Participant’s initial distribution election shall apply to all of the Participant’s benefits under this Plan for all Plan Years.

9.	Crediting of Earnings

(a)	There shall be credited to the Account of each Participant an additional amount of earnings determined under this Section 9.

(b)	A Participant’s Account will be adjusted to earn interest during each Plan Year at a rate determined by the Compensation Committee of the Company on or about the prior November 15. The interest rate selected will be based on the general level of interest rates as well as interest rates the Company is paying on its debt obligations. In the exercise of its discretion, the Compensation Committee of the Company may raise (but not lower) such selected interest rate for any Plan Year, based upon significant movements in the general level of interest rates.

(c)	For each Plan Year, the Participant’s Account shall be increased or decreased as if it had earned the rate of return corresponding to the amount determined under this Section. Such increase or decrease shall be based on the Participant’s Account balance throughout the Plan Year and shall be credited quarterly on the last day of each March, June, September and December.

10.	Payment Form and Method

(a)	Payments from the Plan shall be made in the form of cash. Any required tax withholding will be deducted from the Participant’s Account.

(b)	At the time of initial enrollment in the Plan (or, in accordance with Internal Revenue Code Section 409A, on or prior to the date required for elections to be made to comply with such section), a Participant shall elect the method of payment desired and the time of payment (in accordance with Section 12 below).

(c)	A Participant may choose either a lump sum or annual installments over a period not to exceed ten (10) years.

(d)	The payment method elected shall apply to all benefits of the Participant under the Plan for all Plan Years and, with regard to an election made in accordance with Section 409A after initial participation or a distribution election change made in accordance with paragraph (e) below, shall apply to benefits accrued prior to and subsequent to such election.

(e)	Once made, an election of the form of payment of benefits and time of payment of benefits is irrevocable except in the following situations:

(1)	The new distribution election does not take effect until the first day of the month that is at least twelve (12) months after the date the new election is filed (and the Participant must remain employed on such date);

(2)	The new distribution election must delay payments for at least five years from the date benefits would have been paid in accordance with the existing distribution election;

(3)	The new distribution election must be made at least twelve (12) months prior to the first scheduled payment date under the existing distribution election; and

(4)	The new distribution election cannot result in an acceleration of benefit payments as they would have been made under the existing distribution election.

(f)	Pursuant to the transition guidance issued by the Internal Revenue Service regarding compliance with Internal Revenue Code Section 409A in obtaining distribution elections, no distribution election will be effective if it would cause an amount that is to be paid in the year of the election to be paid in a subsequent year or would cause an amount that is to be paid in a subsequent year to be paid in the year of the election.

11.	Account Statement

An Account Statement will be sent to each Participant quarterly until the Participant’s Account has been completely distributed.

12.	Account Distribution

(a)

Payment will be made (if in a lump sum) or will begin (if in annual installments) on the January 15th or July 15th that is at least six months following the later of (i) Participant’s Separation from Service or (ii) the first day of the year selected by the Participant in his/her enrollment form (as described in Section 5 above). Future installment payments will be made on January 15th of each succeeding year until the installment period ends.

(b)	Installments will be paid over the number of years elected by the Participant (up to ten (10) annual installments), with each installment being calculated by multiplying the Account balance as of the January 1 or July 1 preceding the distribution date described in (a) above by a fraction of one over the number of years remaining in the installment period.

(c)	Applicable federal, state, local and foreign taxes will be deducted from the gross amount of the payment.

(d)

Notwithstanding the Participant’s distribution election, if the Participant’s Account balance to be paid or to begin to be paid on the January 15th or July 15th that is at least six months following the Participant’s Separation from Service does not exceed the applicable dollar amount under Internal Revenue Code Section 402(g)(1)(B) ($15,500 for 2007) on the first day of such month (i.e., on January 1 or July 1), the

Participant’s benefits will be paid in a lump sum payment on such January 15th or July 15th. This provision shall apply only if the payment results in the termination of and liquidation of the entirety of the Participant’s interest under the Plan and all other arrangements treated as a single plan under Treasury Regulation Section 1.409A-1(c)(2).

(e)	If installment payments are in effect, the Participant’s Account shall continue to be credited with earnings hereunder until payment of the final installment.

(f)	Under the terms of paragraphs (a) and (d) of this Section 12, payments for all Participants are delayed for six months following Separation from Service. This includes distributions for any Participants who are “specified employees” as defined in Internal Revenue Code Section 409A.

13.	Beneficiary Designation

(a)	A Participant shall have the right to designate one or more beneficiaries and to change any beneficiary previously designated.

(b)	A Participant shall submit his or her beneficiary designation in writing using the beneficiary designation portion of the enrollment form. The Participant shall deliver the completed form to the Administrator. The most recently dated and filed beneficiary designation shall cancel all prior designations.

(c)	In the event of the Participant’s death before or after the commencement of payments from the Account, the amount otherwise payable to the Participant shall be paid to the designated beneficiaries, and if there are no beneficiaries, to the estate of the Participant, in a lump sum cash payment within 90 days following the Participant’s death.

14.	General Provisions

(a)	Participant’s Rights Unsecured. The right of any Participant to receive payments under the provisions of this Plan shall be an unsecured claim against the general assets of the Company. It is not required or intended that the amounts credited to the Participant’s Account be segregated on the books of the Company or be held by the Company in trust for a Participant and a Participant shall not have any claim to or against a specific asset or assets of the Company. All credits to an Account are for bookkeeping purposes only.

(b)	Non-Assignability. The right to receive payments shall not be transferable or assignable by a Participant. Any attempted assignment or alienation of payments shall be void and of no force or effect.

(c)	Administration. The Administrator shall have the authority to adopt rules, regulations and procedures for carrying out this Plan, and shall interpret, construe and implement the provisions of the Plan according to the laws of the State of Alabama.

(d)	Amendment and Termination. This Plan may at any time or from time to time be amended or terminated. No amendment, modification or termination shall adversely affect the Participant’s rights under this Plan. Notwithstanding the foregoing, any amendment or discontinuance of the Plan shall be prospective in operation only and shall not affect the payment of any deferred amounts theretofore earned by any Participant or former Participant. Any amendment or discontinuance must comply with the requirements of Code Section 409A.

(e)	Construction. The singular shall also include the plural where appropriate.

(f)	Employment Rights. This Plan does not constitute a contract of employment and participation in the Plan will not give any Participant the right to be retained in the employ of the Company.

(g)	Bonus Rights. This Plan does not confer the right for a Participant to receive a Bonus.

(h)	Compliance With Internal Revenue Code Section 409A. To the extent applicable, this Plan shall be administered in compliance with Internal Revenue Code Section 409A.

This amended and restated Plan is adopted this 9th day of February, 2010, effective as provided above.

INFINITY PROPERTY AND CASUALTY CORPORATION

By:	/s/ Samuel J. Simon

Its:	Executive Vice President, General Counsel and Secretary